Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Applied UV, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Units, each consisting of: (i) one share of Common Stock; and (ii) One Warrant to purchase one share of Common Stock	—		—	—	$5,750,000	.00014760	$848.70
	Equity	Common Stock, $0.0001 par value per share (“Common Stock”), included as part of the Units(2)	457	(o)	—	—	—	—	—
		Pre-Funded Units, each consisting of (i) one pre-funded warrant exercisable for one share of Common Stock; (ii) one Warrant; to purchase one share of Common Stock(3)	—		—	—	—	—	—
	Other	Pre-funded Warrants to purchase Common Stock, included as part of the Pre-Funded Units(3)	457	(g)	—	—	—	—	—
	Equity	Common Stock underlying Pre-funded Warrants(4)	457	(o)	—	—	—	—	—
	Other	Warrant to Purchase Common Stock, included as part of the Units and Pre-Funded Units(4)	457	(g)	—	—	—	—	—
	Equity	Common Stock underlying Warrants	457	(o)	—	—	$5,750,000	.00014760	$848.70
Fees Previously Paid	–	–	—		—	—	—	—	—
Carry Forward Securities	–	–	—		—	—	—	—	—

Total Offering Amounts							$11,500,000	.00014760	$1,697.40
Total Fee Offsets									—
Fees Previously Paid									—
Net Fee Due									$1,697.40

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes an additional 15% related to the exercise in full of the over-allotment option by the underwriters.
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The registrant may issue pre-funded warrants to purchase Common Stock in the offering. The purchase price of each Pre-Funded Unit will equal the price per share at which Units are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price of the Pre-Funded Warrants, and the remaining unpaid exercise price of the Pre-Funded Warrants will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Units will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-Funded Units is $11,500,000, including the Over-allotment Option, if any.
(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.